NEWS RELEASE
	Contacts:	Union Drilling, Inc. Christopher D. Strong, CEO A.J. Verdecchia, CFO 817-735-8793 DRG&E Ken Dennard / Ben Burnham 713-529-6600
FOR IMMEDIATE RELEASE

UNION DRILLING REPORTS 2007

SECOND QUARTER RESULTS

Company reports diluted EPS of $0.42 on revenues of $74.2 million

FT. WORTH, TX – August 1, 2007 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the quarter and six months ended June 30, 2007.

Revenues for the second quarter of 2007 were $74.2 million, up 26% compared to revenues of $58.8 million in the second quarter of 2006. Net income in the second quarter of 2007 was $9.2 million, or $0.42 per diluted share, versus net income of $6.5 million, or $0.30 per diluted share, during the second quarter of 2006. EBITDA for the second quarter of 2007 was $25.5 million compared to $16.5 million reported in the same period last year. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, commented, “We are very pleased with this quarter and the new records that we have achieved in revenues, margin, and EBITDA. We maintained consistent average dayrates across most of our fleet with only a slight decline in utilization compared to the first quarter. While repricing some of our rigs in the Barnett Shale resulted in moderately lower dayrates, this was more than offset by a full quarter’s contribution from our three Ideal rigs that were delivered during the first quarter. Going forward, instability in the natural gas market is clearly a concern for our business, but so far in the third quarter, we have not seen a decline in drilling activity in our markets.”

Operating Statistics

The Company’s average revenue per revenue day was $16,641 for the second quarter of 2007 compared to $13,444 for the second quarter of 2006. Revenue days totaled 4,459 days compared to 4,375 days for the same period last year. Drilling margins totaled $31.4 million, or 42% of revenues, for the second quarter of 2007 versus $21.3 million, or 36% of revenues, in the second quarter of 2006. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release. Average marketed rig utilization for the second quarter was 69.0%, down from 76.1% in the same period last year.

Year-to-Date Results

For the six months ended June 30, 2007, Union Drilling reported net income of $17.7 million, or $0.81 per diluted share, on revenues of $144.7 million, compared to net income of $13.4 million, or $0.62 per diluted share, on revenues of $115.4 million for the same period of 2006. This represents 25% year-to-date growth in total sales and 32% year-to-date growth in profit compared to 2006. EBITDA for the first half of 2007 was $49.4 million compared to $33.5 million reported in the same period last year.

Drilling margin for the first six months increased to $60.6 million, or 42% of revenues, compared to $42.9 million, or 37% of revenues last year. The Company totaled 8,803 revenue days on 69.8% utilization for the first half of 2007 versus 8,699 revenue days on 76.5% utilization for the first half of 2006. The year-over-year reduction in utilization was most pronounced in the Company’s Arkoma Basin operations where low gas prices led to program curtailments by smaller operators. The Barnett Shale operations experienced some decline as well. New rig deliveries led to more intermittent demand for some of the Company’s lower horsepower rigs in this market. Revenue and drilling margin averaged $16,441 and $6,888 respectively per revenue day in the first six months of 2007 compared to $13,265 and $4,935 during the same period in 2006.

Conference Call

Union Drilling’s management team will be holding a conference call on Thursday, August 2, 2007, at 11:00 a.m. eastern time. To participate in the call, dial (303) 262-2130 at least ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the internet, please visit Union Drilling’s web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through August 9, 2007 and may be accessed by calling (303) 590-3000 and using the pass code 11092919#. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Ft. Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns 71 marketed rigs and specializes in unconventional drilling techniques.

UDRL-E

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s 10-K.

- Tables to follow -

Union Drilling, Inc.

Condensed Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Total revenues	74,200	58,816	144,732	115,394

Cost and expenses
Drilling operations	42,842	37,494	84,093	72,462
Depreciation and amortization	9,601	5,557	18,517	10,744
General and administrative	6,972	5,134	12,377	9,834
Total cost and expenses	59,415	48,185	114,987	93,040

Operating income	14,785	10,631	29,745	22,354

Interest expense	(540)	—	(962)	(1)
Gain on sale of assets	929	242	902	323
Other income	212	90	247	127
Income before income taxes	15,386	10,963	29,932	22,803
Income tax expense	6,187	4,503	12,233	9,372
Net income	$9,199	$6,460	$17,699	$13,431

Earnings per common share:
Basic	$0.42	$0.30	$0.82	$0.63
Diluted	$0.42	$0.30	$0.81	$0.62

Weighted-average common shares outstanding:
Basic	21,783,478	21,213,705	21,659,283	21,190,038
Diluted	21,965,189	21,611,700	21,859,451	21,585,427

Union Drilling, Inc.
Operating Statistics

(in thousands, except per day data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$74,200	$58,816	$144,732	$115,394
Drilling margins	$31,358	$21,322	$60,639	$42,932

Revenue days	4,459	4,375	8,803	8,699
Marketed rig utilization	69.0%	76.1%	69.8%	76.5%

Revenue per revenue day	$16,641	$13,444	$16,441	$13,265

Drilling margin per revenue day	$7,033	$4,874	$6,888	$4,935

Union Drilling, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$20	$20
Accounts receivable (net of allowance for doubtful accounts of $1,999 and $839 at June 30, 2007 and December 31, 2006, respectively)	42,123	47,613
Inventories	1,508	1,073
Prepaid expenses and other assets	4,001	3,921
Assets held for sale	1,729	2,144
Deferred taxes	5,095	4,686
Total current assets	54,476	59,457
Goodwill	7,909	7,909
Intangible assets (net of accumulated amortization of $730 and $528 at June 30, 2007 and December 31, 2006, respectively)	2,270	2,472
Property, buildings and equipment (net of accumulated depreciation of $86,119 and $69,338 at June 30, 2007 and December 31, 2006, respectively)	217,341	187,084
Other assets	308	496
Total assets	$282,304	$257,418

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$11,063	$17,018
Current portion of long-term obligations	2,790	2,508
Other current obligations	1,287	2,333
Current portion of advances from customers	4,759	1,613
Accrued expense and other liabilities	9,753	8,972
Total current liabilities	29,652	32,444
Revolving credit facility	28,660	27,810
Long-term obligations	4,960	5,256
Deferred taxes	27,001	23,481
Other long-term liabilities	2,141	828
Total liabilities	92,414	89,819

Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 21,974,884 and 21,523,577 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	220	215
Additional paid in capital	141,273	136,686
Retained earnings	48,397	30,698
Total stockholders’ equity	189,890	167,599
Total liabilities and stockholders’ equity	$282,304	$257,418

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Calculation of EBITDA:
Net income	$9,199	$6,460	$17,699	$13,431
Interest expense	540	—	962	1
Income tax expense	6,187	4,503	12,233	9,372
Depreciation and amortization	9,601	5,557	18,517	10,744
EBITDA	$25,527	$16,520	$49,411	$33,548

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except per day data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Calculation of drilling margin:
Operating income	$14,785	$10,631	$29,745	$22,354
Depreciation and amortization	9,601	5,557	18,517	10,744
General and administrative	6,972	5,134	12,377	9,834
Drilling margin	$31,358	$21,322	$60,639	$42,932
Revenue days during the period	4,459	4,375	8,803	8,699
Drilling margin per revenue day	$7,033	$4,874	$6,888	$4,935

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